      As filed with the Securities and Exchange Commission on July 19, 1999



                                                      REGISTRATION NO. 333-79571


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                       POST EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           LAMAR ADVERTISING COMPANY
             (Exact Name of Registrant as Specified in its Charter)



                  DELAWARE                                        72-1205791
(State or Other Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)


               5551 CORPORATE BLVD., BATON ROUGE, LOUISIANA 70808
                    (Address of Principal Executive Offices)


                           1996 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

                              KEVIN P. REILLY, JR.
                Chairman, President and Chief Executive Officer
                           Lamar Advertising Company
                            5551 Corporate Boulevard
                          Baton Rouge, Louisiana 70808
                                 (225) 926-1000
           (Name, Address and Telephone Number of Agent for Service)

                                with copies to:

                              STANLEY KELLER, ESQ.
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8


This post-effective amendment is being filed pursuant to the Securities Act of 1933 (the "Securities Act") to reflect the anticipated adoption by Lamar Advertising Company, a Delaware corporation ("Lamar"), of a holding company form of organizational structure. Prior to effectiveness of this registration statement, the holding company organizational structure will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Lamar, Lamar New Holding Co., a Delaware corporation and direct wholly-owned subsidiary of Lamar ("Holdco"), and Lamar Holdings Merge Co., a Delaware corporation and direct wholly-owned subsidiary of Holdco ("Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Lamar with Merger Sub, with Lamar as the surviving corporation. Pursuant to
Section 251(g) of the General Corporation Law of the State of Delaware, Lamar stockholder approval of the Merger will not be required.



As a result of the Merger, Lamar will become a direct wholly-owned subsidiary of Holdco. Pursuant to the Merger Agreement, each share of Lamar's issued and outstanding capital stock will be converted into and exchanged for one share of an identical class or series of capital stock of Holdco, and thus each share of class A common stock, par value $.001 per share, of Lamar issued and outstanding will be converted into and exchanged for one share of class A common stock, par value $.001 per share, of Holdco. In addition, Lamar will change its name to Lamar Media Corp. and the name of Holdco will become Lamar Advertising Company.



Also as a result of the Merger, each outstanding employee stock option to purchase shares of Lamar's class A common stock granted under Lamar's 1996 Equity Incentive Plan will be converted into an option to purchase one share of Holdco's class A common stock in accordance with the provisions of such employee stock option. In addition, upon effectiveness of the Merger, Holdco hereby expressly adopt's Lamar's 1996 Equity Incentive Plan as its own.



Upon effectiveness of the Merger and effectiveness of this registration statement and in accordance with Rule 414 under the Securities Act, Holdco, as the successor issuer of the class A common stock, hereby expressly adopts this registration statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.


The applicable registration fees were paid at the time of the original filing of this registration statement.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 16th day of July, 1999.


                                LAMAR ADVERTISING COMPANY



                                By: /s/ Kevin P. Reilly
                                    -------------------------------------------
                                    Kevin P. Reilly, Jr., Chairman, President
                                    and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 16th day of July, 1999:


Signature                                       Capacity

  /s/ Kevin P. Reilly Jr.           President, Chief Executive Officer
-----------------------------       (Principal Executive Officer) and Director
Kevin P. Reilly, Jr.

  /s/ Keith A. Istre                Chief Financial Officer
-----------------------------       (Principal Financial Officer and Principal
Keith A. Istre                      Accounting Officer) and Director

  /s/      *                        Director
-----------------------------
Charles W. Lamar, III

  /s/      *                        Director
-----------------------------
Gerald H. Marchand

  /s/      *                        Director
-----------------------------
Stephen P. Mumblow

  /s/      *                        Director
-----------------------------
Sean E. Reilly

  /s/      *                        Director
-----------------------------
Jack S. Rome, Jr.

/s/ T. Everett Stewart, Jr.         Director
-----------------------------
T. Everett Stewart, Jr.

*By:  /s/ Kevin P. Reilly, Jr.
      -------------------------
      Kevin P. Reilly, Jr.
      Attorney-In-Fact



                                       3